                                                                     EXHIBIT 2.1




                            PURCHASE AND SALE AGREEMENT

                                                                     EXHIBIT 2.1



                                  TABLE OF CONTENTS

1.   Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . .1

2.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

3.   Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . .2
        3.1   Amount . . . . . . . . . . . . . . . . . . . . . . . . . .2
        3.2   Allocation . . . . . . . . . . . . . . . . . . . . . . . .4

4.   Conduct of the Business . . . . . . . . . . . . . . . . . . . . . .4
        4.1   Operation Until Closing. . . . . . . . . . . . . . . . . .4
        4.2   Negative Covenants . . . . . . . . . . . . . . . . . . . .4
        4.3   Access to Books, Records and Premises. . . . . . . . . . .5
        4.4   Risk of Loss . . . . . . . . . . . . . . . . . . . . . . .5
        4.5   Schedules. . . . . . . . . . . . . . . . . . . . . . . . .5
        4.6   Updating of Schedules. . . . . . . . . . . . . . . . . . .6
        4.7   Contractual Obligations Being Assumed by Buyer . . . . . .7

5.   Representations and Warranties of Seller. . . . . . . . . . . . . .8
        5.1   General. . . . . . . . . . . . . . . . . . . . . . . . . .8
        5.2   Standing . . . . . . . . . . . . . . . . . . . . . . . . .8
        5.3   Authority. . . . . . . . . . . . . . . . . . . . . . . . .8
        5.4   Material Change. . . . . . . . . . . . . . . . . . . . . .8
        5.5   No Liens or Encumbrances . . . . . . . . . . . . . . . . .9
        5.6   Liabilities. . . . . . . . . . . . . . . . . . . . . . . .9
        5.7   Financial Statements . . . . . . . . . . . . . . . . . . .9
        5.8   No Defaults. . . . . . . . . . . . . . . . . . . . . . . .9
        5.9   Inventory. . . . . . . . . . . . . . . . . . . . . . . . 10
        5.10  Accounts and Notes Receivable. . . . . . . . . . . . . . 10
        5.11  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . 10
        5.12  Lawsuits, Proceedings, etc.. . . . . . . . . . . . . . . 10
        5.13  Regulatory Violations. . . . . . . . . . . . . . . . . . 10
        5.14  Post Balance Sheet Changes . . . . . . . . . . . . . . . 11
        5.15  No Breaches. . . . . . . . . . . . . . . . . . . . . . . 11
        5.16  Condition of the Assets. . . . . . . . . . . . . . . . . 11
        5.17  Employees. . . . . . . . . . . . . . . . . . . . . . . . 11
        5.18  Changes in Suppliers and Customers . . . . . . . . . . . 12
        5.19  Intangible Property Rights . . . . . . . . . . . . . . . 12
        5.20  No Brokers or Finders. . . . . . . . . . . . . . . . . . 12
        5.21  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . 13

6.   Representations and Warranties of Buyer . . . . . . . . . . . . . 13
        6.1   Organization and Standing. . . . . . . . . . . . . . . . 13


                                      i


        6.2   Corporate Authorization. . . . . . . . . . . . . . . . . 13
        6.3   No Brokers or Finders. . . . . . . . . . . . . . . . . . 13
        6.4   No Defaults. . . . . . . . . . . . . . . . . . . . . . . 13
        6.5   Lawsuits, Proceedings, etc.. . . . . . . . . . . . . . . 13
        6.6   No Breaches. . . . . . . . . . . . . . . . . . . . . . . 14
        6.7   Payment of Note. . . . . . . . . . . . . . . . . . . . . 14

7.   Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

8.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
        8.1   General Procedure. . . . . . . . . . . . . . . . . . . . 14
        8.2   Time and Place . . . . . . . . . . . . . . . . . . . . . 14
        8.3   Possession . . . . . . . . . . . . . . . . . . . . . . . 14

9.   Conditions to Obligations of Buyer. . . . . . . . . . . . . . . . 15

10.   Conditions to Obligations of Seller. . . . . . . . . . . . . . . 16

11.   Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . 16
        11.1  General. . . . . . . . . . . . . . . . . . . . . . . . . 16
        11.2  Seller . . . . . . . . . . . . . . . . . . . . . . . . . 17
        11.3  Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . 17
        11.4  Notification Re:  Indemnification. . . . . . . . . . . . 17
        11.5  Limitation on Liability. . . . . . . . . . . . . . . . . 18
        11.6  Bulk Sales Compliance. . . . . . . . . . . . . . . . . . 18

12.   Possession of Properties and Assets; Loss or Damage. . . . . . . 18

13.   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
        13.1  Mutual Termination . . . . . . . . . . . . . . . . . . . 18
        13.2  Seller's Right to Terminate. . . . . . . . . . . . . . . 18
        13.3  Buyer's Right to Terminate . . . . . . . . . . . . . . . 18

14.   Covenant Not To Compete:  Confidentiality. . . . . . . . . . . . 18

15.   Certain Post Closing Matters . . . . . . . . . . . . . . . . . . 19
        15.1  Use of Premises at Minneapolis . . . . . . . . . . . . . 19
        15.2  Continuance of Certain Activities by Seller. . . . . . . 20
        15.3  Lease Deposit for Savage Lease . . . . . . . . . . . . . 20

16.   Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . 20

17.   Sales and Use Taxes. . . . . . . . . . . . . . . . . . . . . . . 20

18.   Use of the Name Vaughn . . . . . . . . . . . . . . . . . . . . . 21

19.   Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . 21


                                      ii


        19.1  Binding Effect . . . . . . . . . . . . . . . . . . . . . 21
        19.2  Governing Law. . . . . . . . . . . . . . . . . . . . . . 21
        19.3  Notices. . . . . . . . . . . . . . . . . . . . . . . . . 21
        19.4  Entire Agreement . . . . . . . . . . . . . . . . . . . . 21
        19.5  Assignment . . . . . . . . . . . . . . . . . . . . . . . 22
        19.6  Expenses . . . . . . . . . . . . . . . . . . . . . . . . 22
        19.7  Publicity. . . . . . . . . . . . . . . . . . . . . . . . 22
        19.8  Counterparts; Facsimile Signatures . . . . . . . . . . . 22
        19.9  Further Assurances . . . . . . . . . . . . . . . . . . . 22
        19.10 Authority. . . . . . . . . . . . . . . . . . . . . . . . 22

                                                                     EXHIBIT 2.1

                         PURCHASE AND SALE AGREEMENT

     This Agreement is made and entered into as of the 9th day of November, 1998, by and between Vaughn Communications, Inc. a Minnesota corporation, with its principal offices in Minneapolis, Minnesota ("Seller") or ("Company"), and Gift Connections, Inc., an Iowa corporation. with its principal offices in Plymouth, Minnesota ("Buyer").

     WHEREAS, Seller is engaged in the sale of gift and souvenir products through its Products Division ("the Division").

     WHEREAS, the Buyer wishes to purchase and the Seller wishes to sell all of the assets of Seller used, owned or leased by Seller in connection with the operation and ownership of the Business (defined below), on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties and covenants of Seller and Buyer set forth herein, Buyer and Seller hereby agree as follows:

1.   Purchase and Sale

     1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby agrees to sell, assign and transfer to Buyer the Assets (defined below), including but not limited to the assets set forth on Schedules 2.1(E) through 2.1(J) to this Agreement, and Buyer hereby agrees to purchase and acquire the Assets.

2.   Definitions

     2.1 As used throughout this Agreement the following words and phrases shall have the following meanings:

          (A) "Agreement" means this Purchase and Sale Agreement by and between Seller and Buyer along with all schedules and exhibits and amendments thereto.

          (B) "Assets" means all the assets, tangible and intangible, that are used, owned or leased by Seller in connection with Seller's operation and ownership of the Business, including but not limited to the Fixed Assets, Intangibles, Inventory, Accounts and Notes Receivable and Other Assets, all as defined below, excepting assets specifically excluded herein below. Provided, however, that with respect to Assets of the Business located at the Minneapolis, Minnesota facility, Assets shall include only those assets used by Seller primarily in connection with Seller's operation and ownership of the Business. Any real property owned by Seller shall be specifically excluded from the terms of this Agreement.

          (C) "Business" means the design, development, manufacturing, purchasing and sale of gift and souvenir products as is presently conducted by Seller through the Division.

          (D) "Closing" or "Closing Date means November 13, 1998 or such other date the parties may agree to in writing, being the date on which the transaction contemplated by the Agreement shall be completed. Buyer and Seller recognize the need to perform the obligations, obtain the rights and complete the transactions contemplated by the Agreement within the time periods herein specified.

          (E) "Fixed Assets" means equipment, accessories, machinery, furniture and fixtures (excluding leasehold improvements) identified in Schedule 2.1(E) attached hereto.

          (F) "Intangibles" means all items which are not tangible including: noncompete agreements, reasonable business and financial records relating to the Business (excluding general ledgers, matters relating to accounts payable not assumed by Buyer and business records necessary for audit purposes), computer records and tapes, copyrights, copyright applications, corporate names, customer lists, vendor lists, telephone numbers, goodwill, patents, patent applications, proprietary information, trademarks, trademark applications, trade names (excluding the trade name "Vaughn" and derivatives thereof)), trade secrets, and any and all of Seller's rights to any of the foregoing as are identified in Schedule 2.1(F) attached hereto, used in or relating to the Business.

          (G) "Inventory" means all finished goods, raw materials, work in process, supplies and inventory of Seller's Division identified in Schedule 2.1(G) attached hereto.

          (H) "Accounts and Notes Receivable" means all accounts and notes of the Business owed to the Seller identified in Schedule 2.1 (H) attached hereto.

          (I) "Liabilities to be Assumed by Buyer" means the liabilities set forth on Schedule 2.1(I) attached hereto.

          (J) "Other Assets" means those assets identified in Schedule 2.1(J) attached hereto, including but not limited to personal and real property leases and leasehold improvements, and books and records of the Business.

3.   Purchase Price

     3.1 Amount: Subject to any adjustments to which the Buyer or Seller may be entitled in accordance with other Sections of this Agreement, the total purchase price to be paid by Buyer shall be the sum of One Million Five Hundred Fifty Thousand Dollars ($l,550,000.00) (the "Purchase Price"), payable as follows:

          (A) By 2:00 p.m. on November 10, 1998, the sum of Three Hundred Thousand Dollars ($300,000.00) shall be delivered, by cashiers check or wire transfer, to Firstar Bank of Minnesota, N.A., having its principal corporate office in St. Paul, Minnesota, as Escrow Agent, pursuant to the terms of an escrow agreement (the "Escrow Agreement") in the form attached to this Agreement as Exhibit 3.1(A).

          (B) The sum of One Million Fifty Thousand Dollars ($1,050,000.00) at Closing by delivery of a Promissory Note (the "Note") in the form attached to this Agreement as Exhibit 3.1(B) issued by Buyer to Seller, secured by the pledge of Buyer to Seller, pursuant to a security agreement (the "Security Agreement) in the form attached as Exhibit 3.1(B)(2), of the following property, whether purchased by Buyer from Seller at the Closing or hereafter acquired and wherever located:

          (1) Accounts and Notes Receivable set forth on Schedule 2.1(H) attached to this Agreement, and all other accounts and notes receivable of the Buyer (collectively the "Receivables");

          (2) Accessions, additions and improvements to, replacements of, and substitutions for any of the foregoing;

          (3)  Proceeds of any of the foregoing; and

          (4) Books, records and data in any form relating to any of the foregoing.

          (5) Provided, however, from and after the date the Buyer makes a $400,000 lump-sum payment under the Note to the Seller, the security interest in the Receivables shall be limited to such Receivables as are no more than sixty (60) days past due with an aggregate fair market value of up to $900,000

          (C) The assumption of the Liabilities to be Assumed by Buyer in the amount of Two Hundred Thousand Dollars ($200,000.00), which liabilities are set forth on Schedule 2.1(I).

          (D)  The total purchase price shall be adjusted as follows:

          The parties hereto agree that the Purchase Price shall be adjusted at the Closing as follows (by an adjustment to the face amount of, and final payment on, the Note):

          (1) During the period from and including October 31, 1998 through the Closing Date (the "Adjustment Period"), (a) any amounts collected by Seller from the Accounts and Notes Receivable set forth on
               Schedule 2.1(H) and any amounts collected by Seller from other accounts and notes receivable of Seller which are created or generated during the Adjustment Period, shall be credited to the Buyer and the Purchase Price shall be reduced in such amount; (b) any amounts spent or expended by Seller for Inventory, as defined at Section 2.1(G) of this Agreement (excluding operating costs and other expenses not specifically identified at Section 2.1(G) hereof) shall be credited to the Seller and the Purchase Price shall be increased by such amount.

          (2) Buyer and Seller shall prorate as of the Closing Date all payments made by Seller prior to Closing for rent, utilities, property tax and other expenses relating to the real property leases described in Schedule 4.5(I) attached to this Agreement. Seller shall be credited with Seller's pro rata portion of such payments which are applicable to periods following the Closing Date and the Purchase Price shall be increased by such amount.

     3.2 Allocation: It is agreed that the purchase price to be paid Seller by Buyer under the terms of this Agreement shall be allocated among the Assets to be purchased in the manner determined by Seller as will be set forth in Schedule 3.2 prepared by Seller. The parties agree to report or cause the reporting of this transaction for state and federal income tax purposes on a basis consistent with and reflecting the allocation of purchase price set forth in Schedule 3.2 as of the Date of Closing.

4.   Conduct of the Business

     4.1 Operation Until Closing: Pending consummation of the sale and purchase of the Assets pursuant to this Agreement and until the Closing, Seller shall continue to operate the Business in a prudent and commercially reasonable manner. However, Seller shall not sell, lend, lien, pledge, hypothecate, mortgage or otherwise encumber the Assets nor shall Seller make any acquisition, enter into any purchase contracts, sales contracts, leases or other commercial or initial arrangements which may affect the Assets or the Business nor take any other action not in the ordinary course of business without the prior express written consent of Buyer.

     4.2 Negative Covenants: From October 30, 1998 through the Closing Date, unless and until Buyer otherwise consents in writing, Seller will not cause or permit the Company as it relates to the Business conducted by Seller through the Division to (a) change or alter the makeup of the Current Asset components or the physical contents or character of the Inventory, so as to adversely affect the nature of its Business or adversely change the total dollar valuation of such components from that reflected on the September 30, 1998 Financial Statements other than in the ordinary course of business; (b) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (c) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any Assets, tangible or intangible, other than the lien of current property taxes not due and payable; (d) sell, assign or transfer any of its Assets or cancel any debts or claims, other than in the ordinary course of business; (e) waive any right of any substantial value whether or not in the ordinary course of business; (f) grant any increase in the salary ox other compensation of any of its directors, officers, or employees or make any increase in any benefits to which such employees might be entitled; (g) institute any bonus, benefit, profit sharing, stock option, pension, retirement plan or similar arrangement, or make any changes in any such plans or arrangements presently existing; (h) enter into any transaction other than in the ordinary course of business; or (i) to sell, offer for sale or negotiate the sale of the Assets or any material part thereof, to or with anyone (other than the Buyer), until 11:59 P.M. CST, on November 17, 1998.

     4.3 Access to Books, Records and Premises: From the date of this Agreement through the Closing Date, Seller shall cause the Company to grant Buyer and its authorized representatives full access to the properties, books and records, premises, employees, distributors, customers and auditors of the Company related to the Business during reasonable business hours for purposes of enabling Buyer to fully investigate the Business. Seller shall cause the Company to deliver monthly financial statements of the Business to Buyer as described in Section 5.7 from September 30, 1998 through the month end immediately preceding the Closing Date, which statements shall be prepared on a basis consistent with generally accepted accounting principles and with the financial statements of September 30,1998. Any information obtained by Buyer in connection with such review shall be maintained by Buyer on a confidential basis (subject only to review by Buyer's counsel and accountants), and shall not be disclosed to any other person m the event that the transactions contemplated by this Agreement are not consummated.

     4.4 Risk of Loss: The risk of loss shall remain with Seller until the Closing Date, and Seller shall continue in force any and all fire, casualty, theft or other insurance policies relating to the Business and Assets of the Company.

     4.5 Schedules: Except as noted below, the following Schedules are attached hereto as of the date of signing this Agreements. As to Schedules not attached as of the date of signing, Seller shall cause such Schedules to be prepared and delivered to Buyer prior to the Closing, which delivery shall be a condition to the Closing, and which Schedules shall be subject to the written approval of Buyer.

     Schedule 4.5(A): This schedule sets forth a list of all equipment, machinery, furniture, fixtures, furnishings, leasehold improvements and other similar that are owned by the Company and that are being used by the Company primarily in connection with the Business conducted by it.

     Schedule 4.5(B): This schedule lists each motor vehicle owned or leased by the Business, together with vehicle identification numbers, any outstanding loan against such vehicle, the person to whom the vehicle is assigned and the location of the vehicle.

     Schedule 4.5(C): This schedule lists all Intangible property used in the Business by Seller in the conduct of its trade or business, including without limitation, all trademarks, trade names (excluding the trade name "Vaughn" and derivatives thereof), service names, service marks, copyrights, patents, patent licenses, applications for any and all of the foregoing and registrations thereof owned by the Company or used in its operations.

     Schedule 4.5(D):  Intentionally omitted.

     Schedule 4.5(E): This schedule lists all permits, licenses and other approvals and authorizations held or owned by Seller relating to the Business, which to the best of Seller's knowledge, are necessary to conduct the Business of the Company and sets forth the title, issuing agency and expiration thereof.

     Schedule 4.5(F):  Intentionally omitted.

     Schedule 4.5(G): This schedule lists each employee of the Business and the position, title, remuneration (including any scheduled salary and remuneration increases), the date of employment and accrued vacation pay of each such employee.

     Schedule 4.5(H):  Intentionally omitted.

     Schedule 4.5(I): This schedule lists each lease for real property, whether written or oral, to which the Business is a party, and any other instrument under which the Business claims or holds an interest in real property owned by another person, including a description of any underground storage tanks owned or leased. True and correct copies of all such leases will be delivered to Buyer on or before the Closing.

     Schedule 4.5(J): This schedule lists and describes each lease for, or license for, the use of equipment or personal property, whether written or oral, to which the Business is a party, together with the term, rental, security agreements, and other material provisions thereof. True and correct copies of all such leases or licenses will be delivered to Buyer on or before the Closing.

     Schedule 4.5(K): This schedule lists the Accounts Receivable of the Business aged as of October 30, 1998. Schedule 2.1(H) is incorporated hereat by reference and therefore there is no separate Schedule 4.5(K).

     Schedule 4.5(L): This schedule lists the following agreements, whether oral or written, to which the Business is a party, as of the date of such schedule, to the extent such agreements are not set forth in other schedules. True and correct copies of all such agreements, if any, will be delivered to Buyer on or before the Closing, except as set forth below:

          (a) Each employment contract or agreement relating thereto between the Company and any officer, consultant, director or employee, including any bonus, incentive or deferred compensation plans, any confidentiality or non-compete agreements, and any arrangements which encourage or compensate Company's employees to stay with Company following the Closing Date.

          (b) Each contract between the Company and any dealer, distributor, broker, agent or sales representative, relating to the Business.

     4.6 Updating of Schedules: Between the date of this Agreement and the Closing Date, Seller shall deliver to Buyer updated schedules to reflect any material changes in the schedules delivered to Buyer pursuant to Section 4.5 of this Agreement. On the Closing Date, Seller shall deliver to Buyer an officer's certificate confirming the accuracy, as of the Closing Date, of each of the schedules delivered to Buyer pursuant to this Agreement, provided, however, that Buyer shall not be obligated to proceed with the closing of the transactions contemplated by this Agreement if there are material adverse changes from the schedules initially delivered to Buyer.

     4.7  Contractual Obligations Being Assumed by Buyer:

          (A) Since June 1, 1998, Seller has, in the ordinary course of operating the Business, ordered certain products from its vendors, on the Company's purchase orders ("Purchase Orders"), for sale in the ordinary course of the Business, all as set forth on Schedule 4.7 attached hereto. Some or all of the products so ordered have not yet been delivered to Seller nor paid for by Seller. To the extent such products are delivered prior to the Closing Date, they will be paid for by Seller and title to such products shall pass to Buyer at the Closing. Purchase Orders for products not delivered prior to the Closing, shall be assumed by Buyer, and Buyer shall be responsible for paying the vendor upon delivery of such products. Provided, however, that with respect to any Purchase Orders for products not yet delivered, Buyer shall have the option of canceling any such Purchase Orders, and Seller shall not be responsible for paying the vendor for any such canceled Purchase Order(s). Buyer acknowledges that payment for certain Purchase Orders are secured by certain of Seller's letters of credit, as identified on Schedule 4.7. Buyer shall have the option of replacing the letters of credit or making other arrangements with the vendors. However, if a vendor requires payment by Seller's letter of credit securing a Purchase Order assumed by Buyer, then Buyer agrees to immediately reimburse Seller for the amount paid by Seller. Buyer and Seller agree to cooperate with each other with respect to dealing with vendors of the Business.

          (B) Buyer shall assume the real property leases described in Schedule 4.5(I).

          (C)  Buyer shall assume the personal property leases described in
     Schedule 4.5(J).

          (D) Buyer shall assume all the Howard Lowen Employment and Noncompetition Agreement, the Sandra Roth Employment and Noncompetition Agreement, and the Geoffrey King Agreement described in Schedule 4.5(L).

          (E) Buyer shall assume all accrued and unpaid vacation compensation due to employees of the Business as of the Closing Date, as described on
     Schedule 4.5(G).

          (F) Buyer shall assume the specific Liabilities to be Assumed by Buyer set forth on Schedule 2.1(I).

          Except for the obligations set forth in Sections 4.7(A), (B), (C),
     (D), (E) and (F) above, Buyer is not assuming any obligations or liabilities of Seller or the Business.

5.   Representations and Warranties of Seller

     Seller hereby represents and warrants to Buyer that:

     5.1 General: The statements and Schedules set forth or referred to in Sections 4 and 5 of this Agreement are true, accurate, complete and not misleading in any material respect on the date of this Agreement and will remain so as of the Closing.

     5.2 Standing: Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. Seller has all the necessary corporate powers to own properties, and to carry on the Business as now owned and operated by it. Seller is qualified to do business in each state or jurisdiction where its failure to so qualify would materially adversely affect its ability to transfer the Assets to Buyer as required hereunder.

     5.3 Authority: Seller has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and as of the Closing, Seller shall have obtained and shall deliver at Closing each and every approval and consent of any person and/or authority necessary in connection herewith, except as set forth on Schedule 5.3 attached hereto. The execution and delivery of this Agreement by Seller has been duly authorized by its Board of Directors.

     5.4  Material Change:  There have not been since September 30, 1998 any:

          (A) Transactions: Transactions relating to the Business except in the ordinary course of business.

          (B) Disclosure: There has not been and will be no material change in the information set forth in the documents furnished or schedules and exhibits to this Agreement between the date of such schedule or exhibit and the date of this Agreement or the Closing Date. Seller has not knowingly withheld from Buyer any material fact relating to the Assets, Business, operations, financial condition or prospects of the Business. No representation or warranty in this Agreement or other document furnished in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact required to be stated therein to make the statements therein not misleading.
     Without limiting the scope of the foregoing, Seller is not aware of any change or occurrence that has taken place or is pending that could have a material adverse effect on the value of the Assets or the Business, or the ability of the Division to operate the Business subsequent to the Closing Date in the manner in which it has been operated before the Closing Date, or which could materially increase the costs incurred by the Company in operating its business subsequent to the Closing Date, including any pending or present change in any law or regulation, or other requirement, concerning license or approvals.

          (C) Waivers: Waivers or releases of any claim or right pertaining to the Business.

          (D) Other Events: Other events or conditions that have or might have a material adverse affect on the Business.

     5.5 No Liens or Encumbrances: The Company has good and adequate title to the Assets employed in the operation of its Business, and at the Closing all such Assets shall be free and clear of any mortgages, liens, claims, charges, leases, security interests, pledges, easements, encumbrances and title retention agreements of any kind whatsoever except such property and

Assets as may be leased by the Company pursuant to leases described on
Schedule 4.5(B), 4.5(I) and 4.5(J), delivered pursuant to Section 4.5.

     5.6 Liabilities: There are no liabilities, responsibilities, debts, claims or obligations known or unknown, liquidated or contingent, fixed or contingent related to the Assets of the Business which could become the obligation or responsibility of Buyer other than those set in Section 4.7 hereof. Except as expressly assumed by Buyer in this Agreement, liabilities of Seller shall be retained by Seller and are expressly not assumed by Buyer.

     5.7 Financial Statements: Financial statements of the Business ('Financial Statements") are attached to this Agreement as Exhibit 5.7 which will have been furnished to Buyer as follows:

          (A) Balance sheets of the Business as of January 31, 1998, and January 31, 1997, and statements of income and expenditures for the fiscal years then ended have been furnished prior to the date of this Agreement.

          (B) Balance sheets of the Business as of July 31, 1998, August 30, 1998 and September 30, 1998, and the statements of income and expenditures for the periods then ended have been furnished prior to the date of this Agreement.

     Such Financial Statements present fairly and accurately in all material respects the results of operations of the Business for the periods covered by such statements, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with past practices, and include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Business and the results of the Company's Business operations for the periods covered by such statements.

     5.8 No Defaults: Each of the leases, contacts and agreements listed on the schedules referred to in Section 4.5 are in full force and effect as of the date hereof with no defaults existing thereunder. If any such leases, contracts or agreements or policies are not assumable, Seller will provide consent of the lessor or contracting party at Closing, except for the consent of Sandra Roth. The Company is not in default or breach under any of such leases, contracts or agreements listed on schedules referred to in Section 4.5, and, to the best knowledge of Seller, no other party to any such leases, contracts or agreements is in default or breach thereunder.

     5.9 Inventory: All inventories reflected in the Financial Statements are stated at the lower of cost or market first in, first out method and, as so stated, are in good condition and are currently usable or salable, in the ordinary course of the Business.

     5.10 Accounts and Notes Receivable: The Accounts and Notes Receivable of the Business as set forth in Schedule 2.1(H) are valid and enforceable obligations due to the Company. The goods and services sold and delivered by the Business that gave rise to such accounts and notes receivable were sold and delivered in conformity with the applicable purchase orders, agreements and specifications. Such Accounts and Notes Receivable are subject to no valid defense or offsets except routine customer complaints of an immaterial nature.

     5.11 Taxes: The Company has, as it relates to the Business, filed all income, excise, corporate franchise, property, payroll, sales, import/export tariffs and other tax returns or reports required to be filed by it, as of the date hereof and has paid all taxes and assessments relating to the time periods covered by such returns or reports. The amounts set up as provisions for taxes in the Financial Statements are sufficient for the payment of all unpaid federal, state or local taxes of the Company accrued for or applicable to all periods ended on or prior to the date of this Agreement, or which may subsequently be determined to be owing by the Company with respect to all periods ending on or prior to the Closing Date. There are no present disputes as to taxes of any nature payable by the Company related to the Business. The most recent tax year for which the Company's federal income tax returns have been audited by the Internal Revenue Service is its tax year ending January 31, 1996.

     5.12 Lawsuits, Proceedings, etc.: Except as described on Schedule 5.12, there is no action or proceeding (whether or not purportedly on behalf of the Company) pending or, to the best knowledge of Seller, threatened against the Company, nor, to the best knowledge of Seller, does there exist any basis therefor, which might result in any adverse change in the condition, financial or otherwise, of the Company's Business or Assets. No order, writ or injunction or decree has been issued by, or requested of, any court or governmental agency which does or may result in any adverse change in the Assets or properties or in the financial condition of the Business. The Company is not liable for damages to any employee or former employee of the Business as a result of any violation of any state or federal laws directly or indirectly relating to such employee or former employee.

     5.13 Regulatory Violations: The Company is not currently being charged with nor, to the best knowledge of Seller, is it operating its Business in violation of the federal Occupational Safety and Health Act of 1970, or the regulations promulgated thereunder, the Environmental Quality Improvement Act of 1970, or the regulations promulgated thereunder, or any other applicable law or regulation relating to the import or export of goods or the environment or occupational health and safety, including laws or regulations relating to emission, discharges, releases or threatened releases of pollutants, contaminants, or hazardous materials. To the best knowledge of Seller, there are no physical conditions existing on any portion of the Assets or the site(s) at which the Business of the Company is being conducted that constitute a violation of any such law or regulation and no expenditures will be required in order for the Company to comply with any such existing law or regulation in connection with the operation of the Business after Buyer acquires the Assets from Seller, including, without limitation, expenditures relating to the clean-up or removal of any such pollutants, contaminants or hazardous materials which may have been discharged prior to the Closing Date at the site at which the Company is conducting the Business or any other discharge site. To the best knowledge of Seller, the Company is not operating the Business in violation of any applicable laws, regulations or ordinances, nor is the Company relying on any exemption from or deferral of any such applicable law or regulation that would not be available to it after Buyer acquires the Assets from Seller.

     5.14 Post Balance Sheet Changes: From September 30, 1998 through the date of the Agreement, the Company has not, related to the Business, (a) mortgaged, pledged or subjected to lien, charge or other encumbrance any asset, tangible or intangible, other than the lien of current or real property taxes not yet due and payable; (b) suffered any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its assets or its business; (c) made or suffered any amendment or termination of any material business; (d) received notice or had knowledge of any labor organizing efforts or labor trouble other than routine grievance matters, none of which is material; (e) revalued any of its assets; or (f) entered into any transactions not in the ordinary course of business.

     5.15 No Breaches: The Company is not in violation of, and the execution, delivery and performance of this Agreement will not result in any breach or acceleration of, any of the terms or conditions of its articles of incorporation or bylaws or of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Company is a party or by which the Assets are bound, nor will they result in any violation of any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Company may be bound or to which any of the Assets are subject.

     5.16 Condition of the Assets: All of the tangible assets included in the Assets ("Tangible Assets") are in good and usable condition and are fit for their intended purposes, ordinary wear and tear excepted. There are no defects in such Tangible Assets or other conditions which, in the aggregate, materially and adversely affect the operation or value of such Tangible Assets.

     5.17 Employees: Seller has no information indicating that any management or key employee of the Business intends to terminate his employment with the Company. There is not pending or, to the best knowledge of Seller, threatened any labor dispute, strike or work stoppage against the Business. To the best knowledge of Seller, neither the Company nor any representative or employee of the Company has committed any unfair labor practices in connection with the operation of the Company's Business, and there is not pending or, to the best knowledge of Seller, threatened any charge or complaint against the Company by the National Labor Relations Board or any comparable state agency. The Company is not, and will not become, liable for any retroactive workers' compensation insurance premiums or retroactive unemployment compensation experience ratings or charges in connection with the operation of its Business relating to the period of time prior to the date of this Agreement.

     5.18 Changes in Suppliers and Customers: Seller is not aware of any fact which indicates that any of the suppliers supplying products, components or materials to the Business intends to cease selling such products to the Business or to limit or reduce such sales of products to the Business nor is Seller aware of any fact which indicates that any major customer of the Business intends to terminate, limit or reduce its business relations with the Business.

     5.19 Intangible Property Rights:

          (A) At or prior to the Closing, the Company will own or exclusively hold all rights to, free and clear of all liens, claims and restrictions, all patents, trademarks, service marks, trade names, and copyrights used in the conduct of the Company's Business as now conducted. The Company does not, to the knowledge of Seller, after due inquiry and the exercise of reasonable diligence, infringe upon the right or claimed right of any person under or with respect to any of the above. The
     Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to any patent used in the conduct of its Business, nor is the Company presently under any license or contract obligation to pay royalties or fees with respect to third-party trademarks, copyrights or other intellectual property in connection with the conduct of the Company's Business.

          (B) Seller has no knowledge of, nor has Seller received any notice of, any facts which indicate that the Company does not either (i) own or
     (ii) have the unrestricted right to the use of all know-how, customer lists, inventions, designs, processes, computer programs and technical data necessary to the development, manufacture, operation and sale of all products and services sold by it in connection with the Business, including trade secrets, free and clear of any rights, liens and claims of others.
     To the knowledge of Seller, after due inquiry and the exercise of reasonable diligence, the Business is not using any confidential information or trade secrets of any former employer of any of its past or present employees or of any past or present employee or consultant.

     5.20 No Brokers or Finders: No person, firm or corporation has any right, interest or valid claim against Seller or the Company for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

     5.21 ERISA: Except as specifically provided with respect to vacation pay as set forth in Section 4.7(E) of this Agreement, Employee benefit plan obligations of the Seller, pursuant to ERISA, will be paid by and will be the sole responsibility of Seller.

     5.22 The Assets, as described herein, constitute all of the material assets, tangible and intangible, used, owned or leased by Seller in connection with the operation and ownership of the Business.

6.   Representations and Warranties of Buyer

     The Buyer hereby represents and warrants to the Seller as follows:

     6.1 Organization and Standing: Buyer is a corporation duly organized, validly existing and in good standing under the laws of Iowa, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

     6.2 Corporate Authorization: The execution, delivery and performance of this Agreement by Buyer have been duly authorized by proper corporate action of Buyer and are within its corporate powers. This Agreement constitutes the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     6.3 No Brokers or Finders: No person firm or corporation has any right, interest or valid claim against Buyer for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement other than Manchester Financial and Marsh Run Capital, Inc., which fees or compensation shall be paid by and shall be the sole responsibility of Buyer.

     6.4 No Defaults: The Buyer is not in default or breach under any provisions of this Agreement or any other Agreement between the parties on the date of this Agreement and will not be in default or breach as of the Closing.

     6.5 Lawsuits, Proceedings, etc.: Except as disclosed to Seller in writing there is no action or proceeding (whether or not purportedly on behalf of the Buyer) pending or, to the best knowledge of Buyer, threatened against the Buyer, nor, to the best knowledge of Buyer, does there exist any basis therefor, which might result in any adverse change in the condition, financial or otherwise, of the Buyer's Business or Assets. No order, writ, or injunction or decree has been issued by, or requested of, any court or governmental agency which does or may result in any adverse change in the Buyer's Assets or properties or in the financial condition of the Buyer or its business. The Buyer is not liable for damages to any employee or former employee as a result of any violation of any state or federal laws directly or indirectly relating to such employee or former employee.

     6.6 No Breaches: The Buyer is not in violation of, and the execution, delivery and performance of this Agreement will not result in any breach or acceleration of, any of the terms or conditions of its articles of incorporation or bylaws or of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Buyer is a party or by which its assets are bound, nor will they result in any violation of any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Buyer way be bound or to which any of its assets are subject.

     6.7 Payment of Note: The Buyer will take all necessary action to pay the Note in full in accordance with its terms. The Buyer shall use commercially reasonable efforts to obtain the necessary financing to pay the
Note in full in accordance with its terms.

7.   Employees

     7.1 Immediately after the Closing, Buyer will employ or will offer to employ all individuals previously employed by Seller in the Business. In any case, Buyer shall employ a sufficient number of individuals previously employed by Seller in the Business so as to avoid liability under the federal Worker Adjustment and Retraining Notification Act ("WARN Act").

     7.2 Except as otherwise specifically agreed in this Agreement, whether or not Buyer after Closing employs any or all employees of Seller, Seller shall retain and remain solely liable for any and all claims, including retirement benefits, workman's compensation and medical claims (excluding accrued and unpaid vacation leave) which arise out of, are associated with or are based upon conditions, events or employment which occurred prior to Closing.

8.   Closing

     8.1 General Procedure: At the Closing each party shall deliver to the other party, in form and substance satisfactory to the other party, such documents, instruments and materials required to effectuate the provisions of this Agreement.

     8.2 Time and Place: The Closing shall take place on November 13, 1998 in Minneapolis, Minnesota, effective as of 8:00 p.m., Minneapolis time, at a place mutually determined, or at such other time, date and place, as the parties may agree to in writing. The parties may close by facsimile transmission or other means agreed to.

     8.3 Possession: At the Closing, Seller shall put Buyer into full possession and enjoyment of all the Assets being acquired by Buyer, and shall provide to Buyer the keys to any locks used at or within the leased premises being assigned to Buyer, and any alarm codes used at said premises.

9.   Conditions to Obligations of Buyer

     9.1 The obligation of Buyer to complete the purchase of the assets on the Closing Date in accordance with the terms set forth in this Agreement is, at the option of the Buyer, subject to the satisfaction (or waiver by Buyer) of each of the following conditions:

          (A) Accuracy of Representations and Warranties: The representations and warranties made by Seller in this Agreement shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

          (B) Opinion of Counsel: Buyer shall have received the opinion of Gray Plant Mooty, Mooty & Bennett, the Seller's legal counsel, dated the Closing Date and in form and substance satisfactory to Buyer's legal counsel, stating the substance of the representations and warranties set forth in Sections 5.2, 5.3, and 5.12 of this Agreement. Counsel shall be entitled to rely upon certificates of governmental officials and, as to factual matters, upon certificates of the president of the Company.

          (C) Delivery of Closing Documents: Seller shall have delivered to Buyer each of the Schedules listed in Section 2.1 (E through J), Section
     4.5 and 4.6 and 5.7 and such items shall be satisfactory in form and substance to Buyer and include:

               (1) A Bill of Sale transferring the assets to Buyer duly executed by Seller in the form attached as Exhibit 9.1(C)(1).

               (2) Assignments executed by Seller to the corporate name, trademarks, trade names, copyrights, customer lists, vendor lists, telephone numbers used in the Business, and other intangibles in the form attached as Exhibit 9.l(C)(2), suitable for recording in the United States Patent and Trademark Office.

               (3) Assignments or consents executed by Seller or third parties for leases, licenses, contracts or other agreements listed in Section
          4.5 herein.

               (4) Certified copy of corporate resolutions authorizing the execution of this Agreement and the consummation by Seller of the transactions of the Agreement.

               (5) Duly executed instruments or documents sufficient to terminate all security interests, liens, claims and encumbrances against the Assets being sold to Buyer hereunder.

               (6)  A duly executed Officer's Certificate, as required by
          Section 4.6, in form and substance reasonably acceptable to Buyer.

10.  Conditions to Obligations of Seller

     10.1 The obligation of Seller hereunder to complete the sale of the Assets on the Closing Date on the terms set forth in this Agreement is subject to the satisfaction (or waiver by the Seller) of each of the following conditions:

          (A) Accuracy of Representations and Warranties: The representations and warranties of Buyer in this Agreement shall be correct in all material respects as of the Closing Date.

          (B) Opinion of Counsel: Seller shall have received the opinion of Moss & Barnett, P.A., the Buyer's legal counsel, dated the Closing Date and in form and substance satisfactory to Seller's legal counsel, stating the substance of the representations and warranties set forth in Sections 6.1,
     6.2 and 6.5. Counsel shall be entitled to rely upon certificates of governmental officials and, as to factual matters, upon certificates of the President of Buyer.

          (C) Real Property Leases: Buyer shall have assumed the real property leases described in Section 4.5(I), subject to the Lessors' consent.

          (D) Payment: Buyer shall have delivered the purchase price payment according to the terms of Section 3.1 of this Agreement, and shall have delivered the documents described in Section 3.1, including, but not limited to, the Escrow Agreement, the Note and the Security Agreement.

          (E) Financial Statements: Buyer shall have delivered to Seller financial statements of Buyer which are current as of October 31, 1998.

          (F) Financing: Buyer shall have delivered to Seller by to November 13, 1998 written evidence of Buyer's financing for purposes of consummating the Closing contemplated by this Agreement, to the satisfaction of Seller.

          (G) Financing Post Closing: On or before December 21, 1998, Buyer shall deliver to Seller written evidence of Buyer's financing for purposes of consummating the entire transaction contemplated by this Agreement, to the satisfaction of Seller. The phrase "to the satisfaction of Seller" in Subsections 10.1(F) and (G) means that the documentation presented by Buyer is adequate, in Seller's good faith and reasonable judgment, to show that Buyer is more likely than not capable of paying the Note when due. Seller shall not reject any written evidence presented by Buyer based upon the terms of Buyer's financing.

11.  Indemnification

     11.1 General: The representations and warranties contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date, except for the representations and warranties in Section 5.11, which shall survive for a period of two (2) years after the Closing Date.

     11.2 Seller: Seller shall indemnify and hold Buyer harmless against and from any material losses, claims, costs, demands, damages, suits or liabilities, including without limitation in each case the cost, expenses and attorney's fees reasonably incurred by Buyer resulting from, arising out of, incident to or based upon: (i) Seller's ownership of the Assets and activities associated with the conduct of the Business prior to Closing; (ii) any material breach of any of the representations, covenants or warranties of Seller provided in this Agreement, or any misrepresentation in any certificate or document delivered to Buyer hereunder; (iii) any claims by third parties alleging strict liability in tort, express or implied warranty or contract seeking compensation for property damage, bodily injury and or death related to or arising out of, incident to or associated with the design, manufacture, sale, installation, operation, use, service and/or maintenance of any product associated with the Business prior to Closing; and
(iv) any lawsuit or proceeding listed on Schedule 5.12. Seller agrees to keep, pay and perform all such liabilities and obligations not expressly assumed hereunder by Buyer in accordance with their respective terms and conditions and shall indemnify, defend and hold harmless Buyer in respect thereto and any costs, expenses (including reasonable attorneys' fees), or other liabilities incurred by Buyer with respect to such liabilities and obligations of Seller.

     11.3 Buyer: Buyer shall indemnify and hold Seller harmless against and from any material losses, claims, cost, demands, damages, suits or liabilities, including, without limitation, in each case the costs, expenses and attorney's fees reasonably incurred by Seller resulting from, arising out of or based upon: (i) any material breach of any of the representations, covenants; or warranties of Buyer provided in this Agreement, or any misrepresentation in any certificate or document delivered to Seller hereunder; or (ii) Buyer's ownership and operation of the Business subsequent to Closing.

     11.4 Notification Re: Indemnification: Buyer or Seller, as the case may be, shall promptly notify the other party, of any claim, demand, or other matters to which the indemnification obligations would pertain, and will give the indemnifying party a reasonable opportunity to defend the same at its own expense and with counsel of its own selection

(reasonably acceptable to the indemnified party). Provided that the indemnified party will at all times also have the right to participate fully in the defense at its own expense; and provided further that failure to give such prompt notice will not relieve the indemnifying party of its indemnity obligations unless the indemnifying party elects to defend the claim and such defense was irreparably and materially prejudiced by the indemnified party's failure to give prompt notice. If, within a reasonable time after the giving of notice, the indemnifying party fails to defend, the indemnified party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment and in consultation with the indemnifying party), the claim or other matter on behalf and at the risk of the indemnifying party. If the claim is one that cannot by its nature be defended solely by the indemnifying party (including federal or state tax proceedings), the indemnified party shall promptly make available all information and assistance the indemnifying party may reasonably request.

     11.5 Limitation on Liability: Seller's and Buyer's maximum liability under Sections 11.2 and 11.3, respectively, exclusive of attorneys' fees and costs of suit or arbitration, shall be limited to $1,550,000.00.

     11.6 Bulk Sales Compliance: Seller has agreed to indemnify and hold Buyer harmless from all liabilities arising from Seller's operation of the Business that have been assumed by Buyer under the terms of this Agreement. In reliance upon said indemnification, Buyer waives and releases Seller from Seller's obligation under any applicable Bulk Transfer Law for the state of Washington or Alaska.

12.  Possession of Properties and Assets; Loss or Damage

     12.1 Buyer shall not acquire any title to or right in the Assets until Closing, and accordingly, all risk of loss with respect to the Assets shall be borne by Seller.

     12.2 At the Closing, Seller shall put Buyer into full possession and enjoyment of all the Assets being acquired by Buyer, and shall provide to Buyer the keys to any locks used at or within the leased premises being assigned to Buyer, and any alarm codes used at said premises.

13.  Termination

     13.1 Mutual Termination: This Agreement may be terminated by the mutual written agreement of Buyer and Seller at any time.

     13.2 Seller's Right to Terminate: If Seller is not obligated at or prior to Closing to perform pursuant to this Agreement because of the failure of any condition specified in Section 10, in addition to other right it may have at law or in equity, including the right of specific performance of this Agreement, Seller may terminate this Agreement by delivery to Buyer of a written notice of such termination.

     13.3 Buyer's Right to Terminate: If Buyer is not obligated at or prior to Closing to perform pursuant to his Agreement because of an event specified in Section 9, in addition to any other right it may have at law or in equity, including the right of specific performance of this Agreement, Buyer may terminate this Agreement by delivery to the Seller of written notice of such termination.

14.  Covenant Not To Compete:  Confidentiality

     14.1 For two (2) years from and after the date of the Closing ("Closing Date"), the Company agrees not to directly or indirectly, engage in, have any interest in, perform services for, advise, be financially interested in, or loan money to, any person, firm, corporation, or business that engages in a business that is the same as or competitive with the Business as the Business is operated on the Closing Date. The foregoing non-competition covenant shall be applicable to each city, county and state or similar political subdivision in such state (a) in which the Business was carried on as of the Closing, and (b) in which Buyer, its successors and assigns carries on the Business at any time thereafter during the term of the covenant. The names of all such cities, counties or similar political subdivisions and states are incorporated herein by reference. All such cities, counties and states are referred to herein as the "Restricted Territory." The Business as of the Closing Date shall be defined as the manufacture and sale of gift and souvenir products to tourist and souvenir locations. Notwithstanding anything to the contrary set forth herein, the following activities and/or products shall be excluded from the definition of competition: services or products (including gift and promotional products) related to video tapes and the duplication thereof, compact discs and the replication thereof, and floppy diskettes and the replication thereof.

     14.2 The foregoing non-competition provisions shall be construed as covenants independent of any other provision in this Agreement. If any portion of the non-competition provisions are held to be unreasonable, arbitrary or against public policy, the provisions shall be considered divisible both as to time and geographical area. In such case, each month of the specified period shall be deemed a separate period of time, and each county of each State in the Restricted Territory shall be deemed a separate geographical area. The parties agree that, in the event any court of competent jurisdiction determines the specified time period or the specified geographical areas to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area, which is determined by the court to be enforceable for any reason, may be enforced against the Company.

     14.3 Company agrees nor to divulge, communicate, use to the detriment of Buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets related to the Business, including personnel information, secret processes, know-how, customer lists, vendors lists, or technical data.

     14.4 The parties agree that in the event of a breach of any of the provisions of subsections 14.1 through 14.3, that the damages will be difficult if not impossible to ascertain. Accordingly, the Company agrees that Buyer shall be entitled to equitable and injunctive relief in the event of any such breach, without the necessity of proving actual damages.


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

15.  Certain Post Closing Matters

     15.1 Use of Premises at Minneapolis: From the Closing Date to February 28, 1999, Seller will lease to Buyer, rent free, approximately 3,500 square feet of space (the "Premises") presently being used in connection with the Business at the Minneapolis facility, for delivery and storage of goods, for dispensing materials to subcontractors and related uses. From March 1, 1999 to August 30, 1999, Seller will lease the Premises to Buyer, at a rental of $0.50 per square foot per month (which rent includes all utilities and related operating costs but shall exclude Buyer's general commercial liability insurance). Buyer shall provide to Seller at Closing written evidence satisfactory to Seller of general commercial liability insurance in a commercially reasonable amount listing Seller as a named insured. All rent shall be due on the first day of each month with a five percent (5%) penalty for rent not paid by the tenth (10th) day of such month.

     15.2 Continuance of Certain Activities by Seller: After the Closing Date, so that Buyer has a period to transition into the Business, Seller will, to the extent reasonably required by Buyer, for approximately 45 days, continue the accounting functions for the Business (other than payroll) on behalf of Buyer. Additionally, at Buyer's expense, during the term of the lease referred to in Section 15.1 above, Seller will provide two (2) of Seller's employees to handle dispensing, receiving, storing and other operations with respect to leather goods usually handled or processed for the Business at the Minneapolis facility of Seller. Costs of such services shall be paid by Buyer at a monthly rate for all of such services of a total of Six Thousand Five Hundred and Seventy Eight Dollars ($6,578.00) for salary and Eight Hundred and Ninety Dollars ($890.00) for benefits,, which amount shall be paid on the first day of each month for which such services will be provided.

     15.3 Lease Deposit for Savage Lease: Seller agrees to maintain its Security Deposit of $10,000.00 delivered to the Landlord under the Savage Lease referred to in Schedule 4.5(I). At such time as the Savage Lease terminates or expires (without taking into consideration any extension to its terms or any other modification or amendment), Buyer shall ensure that the Security Deposit is promptly returned to Seller, except for any sums withheld by the Landlord for damage caused by Seller prior to Buyer's assumption of the Savage Lease.

16. Arbitration: The parties shall submit any dispute arising out of this Agreement, including the interpretation of or the enforcement of rights and duties under this Agreement, to final and binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, in Minneapolis, Minnesota. Arbitration shall be conducted by a single, neutral arbitrator, or, at the election of any party, three neutral arbitrators, appointed in accordance with the Commercial Arbitration Bales of the American Arbitration Association. The arbitrator(s) shall be attorneys in practice for at least five years, and experienced in the matter(s) being arbitrated. The award of the arbitrator(s) shall be enforceable according to the laws of the State of Minnesota. The arbitrator(s) shall have the same powers as those of a trial court judge, and shall render a decision as would a judge. The parties shall have such discovery rights as the arbitrator(s) may allow. Notwithstanding the foregoing, either party shall have the right to seek injunctive relief or other equitable remedies against the other for any violation or breach by such party of its obligations hereunder pending a decision by the arbitrator(s). If proper notice of any


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

hearing has been given, the arbitrator(s) will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear. EACH PARTY HERETO WAIVES THE RIGHT TO A JURY TRIAL.

17. Sales and Use Taxes: Seller shall pay all sales and use taxes arising from the transfer of the Assets to Buyer.

18. Use of the Name Vaughn: Some of the Inventory being purchased by Buyer bears the name Vaughn. Seller agrees that Buyer may sell such products bearing the Vaughn name and returned products bearing the Vaughn name, for a period of eighteen (18) months following the Closing Date.

19.  Miscellaneous

     19.1 Binding Effect: This Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective successors and permitted assigns.

     19.2 Governing Law: This Agreement shall in respects of substantive issues be governed by, and enforced and interpreted in accordance with, the laws of the State of Minnesota.

     19.3 Notices: All notices or other communications provided for herein shall be in writing and shall be deemed validly given, when delivered personally or sent by registered or express mail, postage prepaid, and, pending the designation of another address, addressed as follows:

     If to Buyer:        Dean W.Fitch, President
                         Gift Connections, Inc.
                         625 Vicksburg Lane
                         Plymouth, Minnesota  55447

     With a copy to:     Moss & Barnett, P.A.
                         Attn:  Janna R. Severance, Esq.
                         90 South 7th Street, Suite 4800
                         Minneapolis, Minnesota 55402-4129

     If to Seller:       E. D. Willette, CEO
                         Vaughn Communications, Inc.
                         5050 West 78th Street
                         Minneapolis, Minnesota 55435


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

     With a copy to:     Gray, Plant, Mooty, Mooty & Bennett, P.A.
                         Attn.  Nevin R. Harwood
                         3400 City Center
                         33 South Sixth Street
                         Minneapolis, Minnesota 55402-3796

     19.4 Entire Agreement: This Agreement, the exhibits attached hereto, and schedules delivered pursuant to the provisions hereof, set fort the entire agreement between Seller and Buyer relating to the transaction contemplated herein, superseding any prior oral or written agreement or understanding between them. This Agreement shall be amended or modified only by written instrument signed by both parties.

     19.5 Assignment: Seller hereby agrees that Buyer may assign its rights, and delegate its responsibilities, under this Agreement to a wholly-owned subsidiary corporation; provided, however, that Buyer shall remain obligated to cause such subsidiary corporation to complete the purchase of the assets and carry out Buyer's obligations in the manner contemplated by this Agreement. Buyer hereby agrees that Seller may assign its rights and delegate its responsibilities under this Agreement to either a wholly-owned subsidiary corporation, or to a corporation that owns fifty percent or more of the issued and outstanding capital stock of Seller.

     19.6 Expenses: Each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement.

     19.7 Publicity: All notices to third parties and other publicity relating to the matters contemplated by this Agreement shall be jointly planned and coordinated between Seller and Buyer, and neither party shall unilaterally release such notices or publicity without the prior written approval of the other party.

     19.8 Counterparts; Facsimile Signatures: This Agreement may be executed in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. This Agreement may be signed by facsimile signatures, which shall have the same force and effect as an original signature.

     19.9 Further Assurances: Each party hereto shall execute such documents or instruments and that such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     19.10 Authority: Any individual executing this Agreement on behalf of an entity represents and warrants that such individual has the right and power to so execute this Agreement on behalf of such entity and that this Agreement will be binding upon such entity.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date set forth in the first paragraph.


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

 Buyer:                                  Seller:

 GIFT CONNECTIONS, INC.                  VAUGHN COMMUNICATIONS, INC.


 By:  /S/ Dean W. Fitch                  By:  /S/ M. Charles Reinhart
      Dean W. Fitch                           M. Charles Reinhart
      President                               CFO


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